Filed pursuant to Rule 424(b)(3)

Registration No. 333-286956

Prospectus

Up to 8,800,000 Ordinary Shares

On December 30, 2022, we entered into a sales agreement (the “Sales Agreement”), with Cantor Fitzgerald & Co. and Citizens JMP Securities, LLC, as agents (each an “Sales Agent” and together the “Sales Agents”), relating to the sale of our ordinary shares, par value NIS 0.40 per share (“ordinary shares”). In accordance with the terms of the Sales Agreement, we may elect to sell up to 8,800,000 ordinary shares under this prospectus from time to time through the Sales Agents. However, we are not obligated to sell any shares pursuant to the Sales Agreement.

If we elect to sell any shares pursuant to this prospectus, such sales, if any, may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our ordinary shares, or any other existing trading market in the United States for our ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, directly to either Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or in any other method permitted by law, which may include block trades.

If we elect to sell any shares pursuant to the Sales Agreement, the Sales Agents are not required to sell any specific amount, but will act as our sales agents using commercially reasonable efforts consistent with their normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

If we elect to sell any ordinary shares pursuant to this prospectus, we will pay the Sales Agents, in the aggregate, a total commission equal to 3.0% of the gross sales price per ordinary share issued by us and sold through either Agent. In connection with the any future sales of the ordinary shares on our behalf, each Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of such Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agents with respect to certain liabilities, including liabilities under the Securities Act.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV” and on the Tel Aviv Stock Exchange under the symbol “ENLV.” The last reported sale price of our ordinary shares on the Nasdaq Capital Market on May 1, 2025 was $1.05 per share. The last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange on April 30, 2025 was NIS 3.693 or $1.02 per share (based on the exchange rate reported by the Bank of Israel on the same day).

As of May 1, 2025, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $27,756,152 based on 23,849,935 outstanding ordinary shares as of March 31, 2025, of which approximately 22,750,944 ordinary shares were held by non-affiliates. Pursuant to General Instruction I.B.5 of Form F-3, in no event may we offer securities pursuant to this prospectus with an aggregate offering price of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12-month period, or approximately $9,252,050, for as long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. We have not offered any of our securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus. Based on a price of $1.05 per share, which was the closing price of our ordinary shares as reported on the Nasdaq Capital Market on May 1, 2025, the aggregate offering price of the 8,800,000 ordinary shares offered hereby is within the limitation set forth under General Instruction I.B.5 of Form F-3, and, for so long as we are subject to such limitation, we will not sell ordinary shares with an aggregate market value in excess of $9,252,050 in any 12 calendar-month period.

If, subsequent to the date of this prospectus, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales will not apply to additional sales made pursuant to this prospectus or any related prospectus supplement.

Investing in our securities involves a high degree of risk. See the risks described in the “Risk Factors” section on page S-4 of this prospectus and in the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference into this prospectus.

Neither the SEC the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Cantor	Citizens Capital Markets

The date of this prospectus is May 12, 2025

S-i

ABOUT THIS PROSPECTUS

All references to the terms the “Company,” “Enlivex,” “we,” “us” and “our” in this prospectus refer to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel, and its consolidated subsidiaries, unless the context requires otherwise.

All references to “$” and “U.S. Dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell ordinary shares, warrants or units comprising any combination of these securities, in one or more offerings up to a total dollar amount of $300,000,000. Under this prospectus, we may from time to time offer and sell up to 8,800,000 ordinary shares at prices and on terms to be determined by market conditions at the time of the offering. The 8,800,000 ordinary shares that may be sold under this prospectus are included in the $300,000,000 of securities that may be sold under the registration statement. However, pursuant to General Instruction I.B.5 of Form F-3, in no event may we offer securities pursuant to this prospectus with an aggregate offering price of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates, or $9,252,050, in any 12-month period, for as long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. Based on a price of $1.05 per share, which was the closing price of our ordinary shares as reported on the Nasdaq Capital Market on May 1, 2025, the aggregate offering price of the 8,800,000 ordinary shares offered hereby is within the limitation set forth under General Instruction I.B.5 of Form F-3, and, for so long as we are subject to such limitation, we will not sell ordinary shares with an aggregate market value in excess of $9,252,050 in any 12 calendar-month period.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have not, and the Sales Agents have not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus and any related free writing prospectus filed by us with the SEC. Neither we nor the Sales Agents authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We take no responsibility for, and provide no assurance as to the reliability of any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the respective dates on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should also carefully read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

S-ii

PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus and in the documents we incorporate by reference. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are identified under “Incorporation of Certain Documents by Reference” in this prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors”, in our Annual Report on Form 20-F for the year ended December 31, 2024 and in other documents incorporated herein by reference.

Our Company

Overview

The Company is a clinical-stage macrophage reprogramming immunotherapy company, developing AllocetraTM, a universal, off-the-shelf cell therapy designed to reprogram macrophages into their homeostatic state. Resetting non-homeostatic macrophages into their homeostatic state is critical for immune system rebalancing and resolution of debilitating and life-threatening conditions. Non-homeostatic macrophages contribute significantly to the severity of a given disease. By restoring macrophage homeostasis, Allocetra™ has the potential to provide a novel immunotherapeutic mechanism of action for debilitating and life-threatening clinical indications that are defined as “unmet medical needs,” as a stand-alone therapy or in combination with leading therapeutic agents.

Macrophages are tissue-resident or infiltrating immune cells critical for innate immunity, normal tissue development, and repair of damaged tissue. Macrophages’ function is a result of their original designation, their local micro-environment, and the type of metabolites, substances or pathogens to which they are exposed. When reprogrammed out of their homeostatic state, macrophages contribute to the pathophysiology of multiple inflammatory diseases, including osteoarthritis, sepsis and various inflammatory disorders.

We believe the Company’s primary innovative immunotherapy, AllocetraTM, represents a paradigm shift in macrophage reprogramming, moving from targeting a specific subset of macrophages or a specific pathway affecting macrophage activity, to a fundamental view of macrophage homeostasis. Restoring macrophage homeostasis may induce the immune system to rebalance itself to normal levels of operation, thereby promoting disease resolution.

The Company is focused on osteoarthritis as its main chronic inflammatory indication. Osteoarthritis is a degenerative disease, characterized by low-grade inflammation, that affects more than 32.5 million people in the United States. Treatment of osteoarthritis represents a substantial unmet medical need, particularly non-invasive treatments, as current therapeutic options are largely limited to pain management, lifestyle modifications, and, ultimately, joint replacement surgery. The Company believes that negatively reprogrammed macrophages may be key contributors to disease severity in osteoarthritis and that the effective reprogramming of these negatively reprogrammed macrophages into their respective homeostatic states may facilitate disease resolution.

In 2024, the Company made significant progress in its osteoarthritis clinical program, with a primary focus on the moderate to severe knee osteoarthritis trial. This multi-center, multi-country, double-blinded, placebo-controlled Phase I/II trial aims to evaluate the efficacy and safety of Allocetra™ in patients with moderate to severe knee osteoarthritis. Following the completion of the Phase I safety run-in stage, the Company announced positive interim results, demonstrating statistically significant improvements in pain, functionality, and stiffness at both three- and six-months post-treatment. The double-blind, randomized, placebo-controlled Phase II stage, which is statistically powered to assess the efficacy of Allocetra™ injections into the knee at the highest dose of Allocetra™ used in the Phase I stage, is ongoing. In April 2024, the Company completed the recruitment of the Phase II stage. Additionally, the Company is conducting trials in end-stage knee osteoarthritis, basal thumb osteoarthritis, psoriatic arthritis, and temporomandibular joint osteoarthritis. All planned and expected timelines for execution of clinical trials are subject to certain risks and uncertainties.

During 2024, the Company also continued the development of its sepsis clinical program. In April 2024, the Company announced the 28-day topline data from the placebo-controlled, randomized, dose-finding, multi-center Phase II trial evaluating Allocetra™ in patients with pneumonia-associated sepsis, which was later expanded to include patients with sepsis resulting from biliary, urinary tract, or peritoneal infections. The 28-day topline data stand-alone analysis demonstrated substantial reductions in sequential organ failure assessment scores and a 65% reduction in overall mortality compared to expected mortality rates based on recently completed sizable clinical trials, particularly in patients with urinary tract infection (“UTI”)-related sepsis. The 12-month follow-up analysis demonstrated a continued favorable safety profile, as observed in the topline data, with no additional findings in the high-risk UTI-related sepsis group, as previously demonstrated in the 28-day topline data. We are continuing to close down all active sites and complete all required operations to end as part of the trial’s finalization.

In light of market conditions, the Company’s limited cash availability and the substantial budget required for advancing to a follow-up clinical trial in patients with sepsis, the Company, in lieu of internal development, plans to seek potential external collaboration or out-licensing opportunities for the continued clinical development of Allocetra™ for use in patients with sepsis.

Corporate Information

We were originally incorporated on January 22, 2012 under the laws of the State of Israel as Bioblast Pharma Ltd. On March 26, 2019, we and Enlivex Therapeutics Ltd. (n/k/a Enlivex Therapeutics R&D Ltd., “Enlivex R&D”), consummated a merger transaction whereby Enlivex R&D merged with one of our wholly owned subsidiaries, with Enlivex R&D as the surviving entity in the merger. Upon consummation of the merger, we changed our name to Enlivex Therapeutics Ltd. Our primary operating subsidiary, Enlivex R&D, was originally incorporated in September 2005 under the laws of the State of Israel under the name Tolarex Ltd. In February 2010, Enlivex R&D changed its name to Enlivex Therapeutics Ltd., and, upon consummation of the merger described above, to Enlivex Therapeutics R&D Ltd. In June 2021, Enlivex Therapeutics RDO Ltd. was established in Israel as a wholly owned subsidiary. Our principal executive offices are located at 14 Einstein Street, Ness Ziona, Israel 7403618 and our telephone number is: +972 26208072.

THE OFFERING

Ordinary Shares Offered by Us	Up to 8,800,000 ordinary shares.

Ordinary Shares to be Outstanding after this Offering	Up to 32,450,989 additional ordinary shares may be outstanding following consummation of this offering, assuming the sale of 8,800,000 ordinary shares. The actual number of ordinary shares issued will depend on whether and to what extent we elect to sell shares pursuant to this prospectus.

Plan of Distribution	The Sales Agents may, according to the terms of the Sales Agreement, sell the ordinary shares offered under this prospectus in an “at-the-market” offering as defined in Rule 415(a)(4) under the Securities Act. Each Sales Agent has agreed to use commercially reasonable efforts consistent with its normal trading and sales practices to make sales of the ordinary shares offered hereby. See “Plan of Distribution.”

Use of Proceeds

We intend to use the net proceeds from this offering for (i) clinical, regulatory, manufacturing and research and development activities; (ii) potential acquisitions and in-licensing; and (iii) other general corporate purposes. See “Use of Proceeds” for additional information.

Risk Factors	Investing in our securities involves risks. You should read carefully the “Risk Factors” section of this prospectus beginning on page S-4 and in the documents incorporated by reference for a discussion of factors that you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Symbol	“ENLV”

Tel Aviv Stock Exchange Symbol	“ENLV”

The number of shares to be outstanding after this offering above is based on our actual ordinary shares outstanding as of December 31, 2024 and excludes, in each case as of December 31, 2024:

●	2,898,015 options held by our employees, directors and consultants to purchase ordinary shares under the Company’s equity compensation plans at a weighted average exercise price of $5.37 per share, of which 2,315,048 options were exercisable as of December 31, 2024, at a weighted average exercise price of $5.46 per share;

●	1,234,572 ordinary shares issuable upon vesting of restricted stock units held by our employees and directors under our Global Share Incentive Plan (2019), referred to as the “2019 Plan”;

●	2,121,494 ordinary shares available for future issuance under the 2019 Plan as of December 31, 2024; and

●	7,645,109 ordinary shares issuable upon exercise of warrants at a weighted average exercise price of $2.007 per share.

Unless otherwise indicated, all information in this prospectus assumes no vesting of restricted stock units or exercise of outstanding options or warrants described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed reports on Form 6-K, and other information contained in or incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, as well as our unaudited condensed consolidated financial statements and the related notes, before you decide whether to purchase our securities. If any of the following risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ordinary shares could decline and you could lose all or part of your investment in our securities.

Risks Related to this Offering

We do not know whether a market for our ordinary shares will be sustained or what the market price of our ordinary shares will be and as a result it may be difficult for you to sell your shares.

The trading price of our ordinary shares has been and is likely to remain volatile. The following factors, some of which are beyond our control, in addition to other risk factors described in this section and in our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus, may have a significant impact on the market price of our ordinary shares:

●	inability to obtain the approvals necessary to commence further clinical trials;

●	unsatisfactory results of clinical trials;

●	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	announcements of therapeutic innovations or new products by us or our competitors;

●	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

●	changes or developments in laws or regulations applicable to our product candidates;

●	any adverse changes to our relationship with manufacturers or suppliers;

●	any product liability actions or intellectual property infringement actions in which we may become involved;

●	announcements concerning our competitors or the pharmaceutical or biotechnology industries in general;

●	achievement of expected product sales and profitability or our failure to meet expectations;

●	our commencement of, or involvement in, litigation;

●	any major changes in our board of directors, management or other key personnel;

●	legislation in the United States, Europe and other foreign countries relating to the sale or pricing of pharmaceuticals;

●	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of therapeutics we, our licensees or others develop;

●	success of research and development projects;

●	variations in our and our competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares are covered by analysts;

●	developments by our licensees, if any;

●	future issuances of ordinary shares or other securities; and

●	general political, economic and market conditions, including the war between Israel and Hamas.

These factors may materially and adversely affect the market price of our ordinary shares, which could result in substantial losses by our investors.

In addition, the stock market in general, and the Nasdaq Capital Market and the market for biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like ours. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly. The price volatility of our ordinary shares might be worse if the trading volume of our ordinary shares is low.

Moreover, the liquidity of our ordinary shares is limited. Among other factors, the number of ordinary shares that can be bought and sold at a given price may result in lower prices for our ordinary shares and a larger spread between the bid and ask prices therefor. In addition, without a large float, our ordinary shares are less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our ordinary shares may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our ordinary shares. Trading of a relatively small volume of our ordinary shares may have a greater impact on the trading price of our shares than would be the case if our public float were larger. We cannot predict the prices at which our ordinary shares will trade in the future.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering, as described in “Use of Proceeds”. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds from this offering. Moreover, our management may use the net proceeds from this offering for corporate purposes that may not increase our market value.

You will experience immediate dilution.

The offering price for the ordinary shares offered pursuant to this prospectus is higher than the net tangible book value of each outstanding share of our ordinary shares. Purchasers of ordinary shares in this offering will experience immediate dilution on a book value basis. Following this offering, there will be an immediate increase in net tangible book value of approximately $0.0013 per share to our existing shareholders, and an immediate dilution of $0.0514 per share to new investors purchasing shares in this offering, assuming that an aggregate of 8,800,000 ordinary shares are sold at a public offering price of $1.05 per share, the last reported sale price of our ordinary shares on the Nasdaq Capital Market on May 1, 2025 for aggregate gross proceeds of approximately $9,240,000, and after deducting estimated commissions and estimated offering expenses payable by us. If the holders of outstanding options or other securities convertible into our ordinary shares exercise those options or other such securities at prices below the offering price, you will incur further dilution. Please see the section in the prospectus entitled “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may at any time, including during this offering, offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per ordinary share in this offering. We may sell ordinary shares or other securities in any other offering at a price per ordinary share that is less than the price per ordinary share paid by investors in this offering, and investors purchasing ordinary shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase ordinary shares in this offering pursuant to sales by us under the Sales Agreement. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per ordinary share in this offering.

Sales of a substantial number of our ordinary shares, or the perception that such sales might occur, could adversely affect the trading price of our ordinary shares.

As of December 31, 2024, we had 23,650,989 ordinary shares outstanding, excluding ordinary shares issuable upon exercise of outstanding warrants and shares that are issuable under our existing equity compensation plans. In addition, we may issue and sell additional ordinary shares in the public markets, including under this prospectus. Sales of a substantial number of our ordinary shares in the public markets, including during this offering, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities and could result in a decline in the value of your investment in our ordinary shares.

Our ordinary shares are listed in two markets and this may result in price variations that could affect the trading price of our ordinary shares.

Our ordinary shares are listed on the Nasdaq Capital Market and the Tel Aviv Stock Exchange, both under the symbol “ENLV.” Trading in our ordinary shares on these markets is made in different currencies (U.S. Dollars on the Nasdaq Capital Market and New Israeli Shekels on the Tel Aviv Stock Exchange), and at different times (due to the different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets may differ due to these and other factors. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

The ordinary shares offered hereby will be sold in “at-the-market” offerings, and investors who buy ordinary shares at different times will likely pay different prices.

Investors who purchase ordinary shares under this prospectus at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of ordinary shares sold in this offering, and there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the ordinary shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The actual number of ordinary shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a sales notice to a Sales Agent at any time throughout the term of the Sales Agreement. The number of ordinary shares that are sold by a Sales Agent after delivering a sales notice will fluctuate based on the market price of the ordinary shares during the sales period and limits we set with such Sales Agent. Because the price per ordinary share of each ordinary share sold will fluctuate based on the market price of our ordinary shares during the sales period, it is not possible at this stage to predict the number of ordinary shares that will be ultimately issued.

Because we do not intend to declare cash dividends on our ordinary shares in the foreseeable future, shareholders must rely on appreciation of the value of our ordinary shares for any return on their investment.

We have never declared or paid cash dividends on our ordinary shares. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our ordinary shares if the price of our ordinary shares increases beyond the price in which you originally acquired the ordinary shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to:

●	our expectations regarding the timing of clinical trials with respect to Allocetra™;

●	our expectations regarding the progress of our clinical trials, including the duration, cost and whether such trials will be conducted at all;

●	our intention to successfully complete clinical trials in order to be in a position to submit applications for accelerated regulatory paths in the EU and the United States;

●	the possibility that we will apply in the future for regulatory approval for our current and any future product candidates we may develop, and the costs and timing of such regulatory approvals;

●	the likelihood of regulatory approvals for any product candidate we may develop;

●	the timing, cost or other aspects of the commercial launch of any product candidate we may develop, including the possibility that we will build a commercial infrastructure to support commercialization of our current and any future product candidates we may develop;

●	future sales of our product candidates or any other future products or product candidates;

●	our ability to achieve favorable pricing for our product candidates;

●	the potential for our product candidates to receive orphan drug designations;

●	that any product candidate we develop potentially offers effective solutions for various diseases;

●	whether we will develop any future product candidates internally or through strategic partnerships;

●	our expectations regarding the manufacturing and supply of any product candidate for use in our clinical trials, and the commercial supply of those product candidates;

●	third-party payer reimbursement for our current or any future product candidates;

●	our estimates regarding anticipated expenses, capital requirements and our needs for substantial additional financing;

●	patient market sizes and market adoption of our current or any future product candidates by physicians and patients;

●	completion and receiving favorable results of clinical trials for our product candidates;

●	protection of our intellectual property, including issuance of patents to us by the United States Patent and Trademark Office, and other governmental patent agencies;

●	our intention to pursue marketing and orphan drug exclusivity periods that are available to us under regulatory provisions in certain countries;

●	the development and approval of the use of our current or any future product candidates for any indication;

●	our expectations regarding commercial and pre-commercial activities;

●	our expectations regarding collaborations, licensing, acquisitions, and strategic operations;

●	our liquidity; and

●	the impact of the economic, public health, political and security situation in Israel, the U.S. and other countries in which we may operate or obtain approvals for AllocetraTM and any future product candidates.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “hope,” “targets,” “potential,” “goal” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those suggested in such forward-looking statements. These statements are current only as of the date of this prospectus and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those suggested in the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus or in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, would not be interpreted differently in light of additional research, clinical and preclinical trials results. Factors which could cause actual results to differ materially from those indicated by the forward-looking statements include those factors described under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We may issue and sell up to 8,800,000 ordinary shares from time to time under this prospectus. The amount of proceeds from this offering will depend upon the aggregate number of ordinary shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any ordinary shares under this offering, nor are the actual proceeds to us from this offering currently determinable.

We intend to use the net proceeds from this offering for (i) clinical, regulatory, manufacturing and research and development activities; (ii) potential acquisitions and in-licensing; and (iii) other general corporate purposes. Pending any such uses, we intend to hold the net proceeds in cash and cash equivalents (which may include investments in highly liquid, short term investment instruments).

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

CAPITALIZATION

The following table presents our capitalization as determined in accordance with United States generally accepted accounting principles as of December 31, 2024:

●	on an actual basis; and

●	on an as adjusted basis, to give effect to the assumed sale of an aggregate of 8,800,000 ordinary shares in this offering at a public offering price of $1.05, the last reported sale price of our ordinary shares on the Nasdaq Capital Market on May 1, 2025, for aggregate gross proceeds of approximately $9,240,000, after deducting estimated commissions and offering expenses payable by us.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein.

	As of December 31, 2024
	Actual	As Adjusted
	(U.S. dollars in thousands (except share data))
Non-Current Liabilities:
Other long-term Liabilities	$299	$299
Shareholders’ equity:
Common stock of NIS 0.40 par value:
Authorized: 45,000,000 shares as of December 31, 2024; Issued and outstanding: 23,650,989 as of December 31, 2024 and 32,450,989 as of December 31, 2024, as adjusted	$2,685	$3,653
Additional paid in capital	$146,910	$154,760
Accumulated other comprehensive income	$1,101	$1,101
Accumulated deficit	$(127,107)	$(127,107)
Total shareholders’ equity	$23,589	$32,407
Total capitalization	$23,888	$32,706

The above table is based on 23,650,989 shares outstanding as of December 31, 2024 and excludes, in each case as of December 31, 2024:

●	2,898,015 options held by our employees, directors and consultants to purchase ordinary shares under the Company’s equity compensation plans at a weighted average exercise price of $5.37 per share, of which 2,315,048 options were exercisable as of December 31, 2024, at a weighted average exercise price of $5.46 per share;

●	1,234,572 ordinary shares issuable upon vesting of restricted stock units held by our employees and directors under the 2019 Plan;

●	2,121,494 ordinary shares available for future issuance under the 2019 Plan as of December 31, 2024; and

●	7,645,109 ordinary shares issuable upon exercise of warrants at a weighted average exercise price of $2.007 per share.

DILUTION

If you invest in the ordinary shares being offered by this prospectus, you will suffer immediate dilution in the net tangible book value per ordinary share. Our net tangible book value as of December 31, 2024 was approximately $23.59 million, or approximately $0.997 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of ordinary shares outstanding as of December 31, 2024.

Dilution in net tangible book value per share represents the difference between the offering price per share paid by new investors participating in this offering and the net tangible book value per share of our ordinary shares immediately after this offering. After giving effect to the sale by us of ordinary shares in this offering, assuming that an aggregate of 8,800,000 ordinary shares are sold at a public offering price of $1.05 per share, the last reported sale price of our ordinary shares on the Nasdaq Capital Market on May 1, 2025 for aggregate gross proceeds of approximately $9,240,000, and after deducting the estimated commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of December 31, 2024 would have been approximately $32.40 million, or approximately $0.998 per share. This represents an immediate increase of $0.0013 in net tangible book value per share to our existing shareholders and an immediate dilution of $0.0514 per share to new investors of ordinary shares in this offering. The following table illustrates this per share dilution:

Assumed offering price per share	$1.05
Net tangible book value per share as of December 31, 2024	$0.997
Increase in net tangible book value per share attributable to existing shareholders	$0.0013
Adjusted net tangible book value per share as of December 31, 2024, after giving effect to the offering	$0.998
Dilution per share to new investors	$0.0514

The above discussion and table are based on 23,650,989 shares outstanding as of December 31, 2024 and excludes, in each case as of December 31, 2024:

●	2,898,015 options held by our employees, directors and consultants to purchase ordinary shares under the Company’s equity compensation plans at a weighted average exercise price of $5.37 per share, of which 2,315,048 options were exercisable as of December 31, 2024, at a weighted average exercise price of $5.46 per share;

●	1,234,572 ordinary shares issuable upon vesting of restricted stock units held by our employees and directors under the 2019 Plan;

●	2,121,494 ordinary shares available for future issuance under the 2019 Plan as of December 31, 2024; and

●	7,645,109 ordinary shares issuable upon exercise of warrants at a weighted average exercise price of $2.007 per share.

To the extent that any of these outstanding options or warrants are exercised or we issue additional ordinary shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital at any time, including during this offering, due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to new investors participating in this offering.

DESCRIPTION OF ORDINARY SHARES

General

This prospectus describes the general terms of our ordinary shares, which description is qualified in its entirety by reference to applicable Israeli law and the terms and provisions contained in our amended and restated articles of association. When we offer to sell ordinary shares, we will describe the specific terms of such offering in a supplement to this prospectus. Accordingly, for a description of the terms of a particular offering of our ordinary shares, you must refer to both this prospectus and the applicable prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information contained in the prospectus supplement.

Under our amended and restated articles of association, the total number of shares of all classes of stock that we have authority to issue is 45,000,000 ordinary shares with a par value of NIS 0.40 per share. As of December 31, 2024, there were 23,650,989 ordinary shares outstanding.

Rights, Preferences, Restrictions of Shares and Shareholders Meetings

●	General. Our share capital is NIS 18,000,000 divided into 45,000,000 ordinary shares with a nominal value of NIS 0.40 each. Our ordinary shares may be certificated or uncertificated, subject to the Companies Law.

●	Voting. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect all the members of our board of directors the (“Board of Directors”).

●	Dividend and liquidation rights. Our Board of Directors may declare a dividend to be paid to the holders of our ordinary shares according to their rights and interests in our profits and may fix the record date for eligibility and the time for payment, subject to the Israeli Companies Law 5759 1999 (the “Companies Law”). No unpaid dividend shall bear interest as against us. Our Board of Directors may determine that a dividend may be paid, wholly or partially, by the distribution of certain of our assets or by a distribution of paid up shares, debentures or debenture stock or any of our securities or of any other companies or in any one or more of such ways in the manner and to the extent permitted by the Companies Law. Our ordinary shares entitle each owner thereof to an equal right to participate in the distribution of the surplus assets of the Company in the event of our liquidation in accordance with the proportionate nominal value of the shares held thereby.

●	Transfer of shares; record dates. Fully paid up ordinary shares may be freely transferred pursuant to our amended and restated articles of association unless such transfer is restricted or prohibited by another instrument or securities laws. Each shareholder who would be entitled to attend and vote at a general meeting of shareholders is entitled to receive notice of any such meeting. For purposes of determining the shareholders entitled to notice and to vote at such meeting, the Board of Directors will fix a record date.

●	Voting; annual general and extraordinary meetings. Subject to any rights or restrictions for the time being attached to any class or classes of shares, each shareholder shall have one vote for each share of which he, she or it is the holder. Our amended and restated articles of association do not permit cumulative voting and it is not mandated by Israeli law. Votes may be given either personally or by proxy. A proxy need not be a shareholder. If any shareholder is without legal capacity, he may vote by means of a trustee or a legal custodian, who may vote either personally or by proxy. If two or more persons are jointly entitled to a share then, in voting upon any question, the vote of the person whose name is registered first in the registry of shareholders as the owner of that share shall be accepted, whether in person or by proxy, and he, she or it shall be entitled to vote such share.

●	Quorum for general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who holds or represent between them at least one-third of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

●	Notice of general meeting. Under the Companies Law, shareholder meetings generally require prior notice of not less than 21 days or, with respect to certain matters, such as election of directors and affiliated party transactions, not less than 35 days. Only shareholders of record as reflected on our share register at the close of business on the date fixed by the Board of Directors as the record date determining the then shareholders who will be entitled to vote, shall be entitled to notice of, and to vote, in person or by proxy, at a general meeting and any postponement or adjournment thereof.

●	Annual; agenda; calling a general meeting. An annual general meeting of shareholders is required to be held at least once in every calendar year (not later than 15 months after the holding of the last preceding annual general meeting), at such time and place as may be determined by the Board of Directors. At a general meeting, decisions shall be adopted only on matters that were specified on the agenda. The Board of Directors is obligated to call an extraordinary general meeting of the shareholders upon a written request in accordance with the Companies Law. The Companies Law provides that an extraordinary general meeting of shareholder may be called by the Board of Directors or by a request of two directors or 25% of the directors in office, or by shareholders holding at least 5% of the issued share capital of the company and at least 1% of the voting rights, or by shareholders holding at least 5% of the voting rights of the company.

●	Majority vote. Except as otherwise provided in the amended and restated articles of association or the Companies Law, any resolution at a general meeting shall be deemed adopted if approved by the holders of a majority of our voting rights represented at the meeting in person or by proxy and voting thereon. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a casting vote.

●	Discrimination against shareholders. There are no discriminating provisions in our amended and restated articles of association, against any existing or prospective holders of our ordinary shares as a result of a shareholder holding a substantial number of ordinary shares.

Modification of Class Rights

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a majority vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply, mutatis mutandis, to every such separate class meeting.

Unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class. These conditions provide for the minimum shareholder approvals permitted by the Companies Law.

Restrictions on Shareholders Rights to Own Securities

Our amended and restated articles of association and the laws of the State of Israel do not restrict in any way the ownership or voting or our shares by non-residents of Israel, except with respect to subjects of countries which are in a state of war with Israel.

Securities Register

We are registered with the Israeli Registrar of Companies. Our registration number is 51-471648-9. Our amended and restated articles of association provide that we may engage in any type of lawful business.

Board of Directors

The Companies Law requires that certain transactions, actions and arrangements be approved as provided for in a company’s articles of association and in certain circumstances by the Company’s Audit Committee or the Company’s Compensation Committee, by the Board of Directors itself and by the shareholders. The vote required by the Audit Committee, Compensation Committee and the Board of Directors for approval of such matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting. If, however, a majority of the members participating in such meeting have a personal interest in the approval of such matter, then all directors may participate in the discussions and the voting on approval thereof and in such case the matter shall be subject to further shareholder approval.

The Companies Law requires that an office holder promptly disclose to the Company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the Company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the Board of Directors at which the transaction is considered. An office holder is not obliged to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered as an extraordinary transaction.

The term “personal interest” is defined under the Companies Law to include the personal interest of a person in an action or in the business of a company, including the personal interest of such person’s relative or the interest of any corporation in which the person is an interested party, but excluding a personal interest stemming solely from the fact of holding shares in such company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the interest of the office holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy even if such shareholder itself has no personal interest in the approval of the matter.

Under the Companies Law, an extraordinary transaction is defined as any of the following:

●	a transaction other than in the ordinary course of business;

●	a transaction that is not on market terms; or

●	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction that is not an extraordinary transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Approval first by the company’s Audit Committee and subsequently by the board of directors is required for an extraordinary transaction in which an office holder has a personal interest. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith. Arrangements regarding the compensation, indemnification or insurance of an office holder require the approval of the Compensation Committee, board of directors and, in certain circumstances, the shareholders, in that order.

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a controlling shareholder or an officer who is a controlling shareholder of the company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction. Extraordinary transactions, including private placement transactions, with a controlling shareholder or in which a controlling shareholder has a personal interest, and engagements with a controlling shareholder or his or her relative, directly or indirectly, including through a corporation in his or her control, require the approval of the Audit Committee, the Board of Directors and the shareholders of the company, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the shares held by shareholders who do not have a personal interest in the transaction and who are present and voting, in person, by proxy or by voting deed at the meeting, are voted in favor of the transaction (excluding abstentions); or

●	the votes of shareholders who have no personal interest in the transaction and who are present and voting, in person, by proxy or by voting deed at the meeting, and who vote against the transaction may not represent more than two percent (2%) of the voting rights of the company.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless the Audit Committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the terms of engagement and compensation of a controlling shareholder who is an office holder, and the terms of employment of a controlling shareholder who is an employee of the company, require the approval of the Compensation Committee, Board of Directors and, generally, the shareholders (by the same special majority described above), in that order.

Pursuant to Israeli law, a director who has a personal interest in an extraordinary transaction which is brought for discussion before our Board of Directors or our Audit Committee shall neither vote in nor attend discussions concerning the approval of such transaction. If the director did vote or attend as aforesaid, the approval given to the aforesaid activity or arrangement will be invalid.

Our amended and restated articles of association provide that, subject to the Companies Law, our Board of Directors may delegate its authority, in whole or in part, to such committees of the Board of Directors as it deems appropriate, and it may from time to time revoke such delegation. To the extent permitted by the Companies Law, our Board of Directors may from time to time confer upon and delegate to a President, Chief Executive Officer, Chief Operating Officer or other executive officer then holding office, such authorities and duties of the Board of Directors as it deems fit, and they may delegate such authorities and duties for such period and for such purposes and subject to such conditions and restrictions which they consider in our best interests, without waiving the authorities of the Board of Directors with respect thereto.

Arrangements regarding compensation of directors require the approval of our Compensation Committee, our Board of Directors and the shareholders.

Acquisitions under Israeli Law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or of the issued and outstanding share capital of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or of all of the issued and outstanding shares of the same class.

If the shareholders who do not respond to or do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer also will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.

Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any such opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s Board of Directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The Board of Directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the Board of Directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the Board of Directors of each of the merging companies, the Boards of Directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the merger proposal to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Potential Issues that Could Delay a Merger

Certain provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult any merger or acquisition of us.

Requirement of Disclosure of Shareholder Ownership

There are no provisions of our amended and restated articles of association governing the ownership threshold above which shareholder ownership must be disclosed. We are subject, however, to U.S. securities rules that require beneficial owners of more than 5% of our ordinary shares to make certain filings with the SEC.

Changes in Capital

Our amended and restated articles of association do not impose any conditions governing changes in capital that are more stringent than required by the Companies Law.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV” and on the Tel Aviv Stock Exchange under the symbol “ENLV.”

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement, dated as of December 30, 2022, with the Sales Agents as sales agents, under which we may elect to sell up to 8,800,000 ordinary shares from time to time through the Sales Agents as our agents. The Sales Agreement provides that if we elect from time to time to sell ordinary shares under this prospectus, such sales may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on the Nasdaq Capital Market or sales made to or through a market maker other than on an exchange, or otherwise, directly to a Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or in any other method permitted by law, which may include block trades. From time to time during the term of the Sales Agreement, we may deliver a sales notice to a Sales Agent specifying the length of the selling period, the amount of ordinary shares to be sold and the minimum price below which sales may not be made. Once we have so instructed a Sales Agent, unless such Sales Agent declines to accept the terms of the notice, such Sales Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such ordinary shares up to the amount specified on such terms. We or the Sales Agents may suspend the offering of our ordinary shares hereunder at any time upon proper notice and subject to other conditions, at which time any standing sales notice will immediately terminate. Settlement for sales of our ordinary shares will occur at 10:00 a.m. (New York City time), or at some other time that is agreed upon by us and the applicable Sales Agent in connection with a particular sales notice, on the first trading day following the date any sales were made. The obligations of a Sales Agent under the Sales Agreement to sell ordinary shares are subject to a number of conditions, which such Sales Agent may waive in its sole discretion. Sales of our ordinary shares as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we elect from time to time to sell ordinary shares pursuant to this prospectus, we will pay a Sales Agent a commission equal to 3.0% of the gross sales price per ordinary share issued by us and sold through such Sales Agent. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the Sales Agents for certain specified expenses, including the fees and disbursements of their legal counsel in an amount not to exceed $50,000. Additionally, pursuant to the terms of the Sales Agreement, we have agreed to reimburse the Sales Agents for the documented fees and costs of their legal counsel reasonably incurred in connection with the Sales Agents’ ongoing diligence, drafting and other filing requirements arising from the transactions contemplated by the Sales Agreement in an amount not to exceed $5,000 in the aggregate per calendar quarter.

In connection with the potential future sales of the ordinary shares on our behalf under the Sales Agreement, a Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of such Sales Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agents and specified other persons against certain civil liabilities, including liabilities under the Securities Act and the Exchange Act.

We will report at least quarterly the number of our ordinary shares sold through the Sales Agents, as our sales agents, in this offering and, to the extent applicable, the number of our ordinary shares issued upon settlement of any terms agreements, and the net proceeds to us in connection with such sales of our ordinary shares.

The offering of our ordinary shares pursuant to the Sales Agreement will terminate upon the earliest of (1) the sale of all our ordinary shares subject to the Sales Agreement; or (2) termination of the Sales Agreement at the election of either us or the Sales Agents as provided therein.

To the extent required by Regulation M under the Exchange Act, neither Sales Agent will engage in any market making activities involving our ordinary shares or ordinary shares while the offering is ongoing under this prospectus.

Each Sales Agent and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the Sales Agents under the terms of the Sales Agreement, but including expenses paid prior to the date of this prospectus, will be approximately $145,000.

LEGAL MATTERS

Greenberg Traurig, P.A., Miami, Florida, has passed upon certain legal matters regarding the securities offered hereby under U.S. Law. The validity of the securities offered hereby and certain matters of Israeli law will be passed upon for us by FISCHER (FBC & Co.) and Greenberg Traurig P.A. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the Sales Agents in connection with this offering.

EXPERTS

Our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2024 are incorporated herein by reference in reliance on the report of Yarel + Partners, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports and other information that we file electronically with the SEC and which are available at the SEC’s website at http://www.sec.gov. In addition, we maintain an Internet website at www.enlivex.com. Information contained on or accessible through our website is not incorporated into or made a part of this prospectus or the registration statement of which this prospectus forms a part.

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC to register the securities to be offered hereby. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and certain information that we file later with the SEC will update, modify and supersede this information. We incorporate by reference the following documents we have filed with the SEC:

●	Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 30, 2025; and

●	the Company’s Registration Statement on Form 8-A filed with the SEC on July 28, 2014, in which there is described the terms, rights and provisions applicable to the shares of the Company’s ordinary shares, including any amendment or report filed for the purpose of updating such description, including the description of ordinary shares filed as Exhibit 2.1 to the Company’s Form 20-F filed April 30, 2020.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus (including any such Form 6-K that we submit to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to the date of effectiveness of such registration statement).

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any shareholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information incorporated by reference into this prospectus. Please direct requests to us at the following address:

Enlivex Therapeutics Ltd.

Attention: Shachar Shlosberger

14 Einstein Street

Ness Ziona

Israel 7403618

Tel: +972.2.6708072

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

Up to 8,800,000 Ordinary Shares

Prospectus

Cantor	Citizens Capital Markets

May 12, 2025